EXHIBIT 5.1


                                                    May 26, 1998



Technitrol, Inc.
1210 Northbrook Drive
Suite 385
Trevose, Pennsylvania 19053

Attention:                 Thomas J. Flakoll, President
                           and Chief Executive Officer

                  Re:      Registration Statement on Form S-8

Dear Mr. Flakoll:

                  We have acted as counsel to and for Technitrol, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 30,000 shares (the "Shares") of the Company's common stock, $.125 par value per share (the "Common Stock"). The Shares are issuable upon grants ("Grants") to be made under the Company's Board of Directors Stock Plan (the "Plan").

                  In our capacity as counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Plan,
(iii) the Amended and Restated Articles of Incorporation of the Company dated July 18, 1997 ("Articles of Incorporation"), certified by the Secretary of the Company to have not been amended and to be in full force and effect as of the date hereof, (iv) certain minutes of meetings or unanimous consents of the Board of Directors and shareholders of the Company, certified as true and correct by the Secretary of the Company, (v) Bylaws of the Company, as amended, certified as true and correct by the Secretary of the Company, and (vi) certificates of the Secretary of the Company dated May 26, 1998.



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Technitrol, Inc.
May 22 1998
Page 2

                  In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals,
(ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

                  The law covered by the opinion expressed herein is limited to the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the Commonwealth of Pennsylvania.

                  This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

                  Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued upon proper Grants pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to any reference to our firm in the Registration Statement as legal counsel who have passed upon the legality of the securities offered thereby.

                                    Very truly yours,

                                    STRADLEY, RONON, STEVENS & YOUNG, LLP


                                    By:/s/ John F. Dougherty, Jr.
                                       -------------------------------------
                                       John F. Dougherty, Jr., A Partner


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